Exhibit 10.1

ASSET EXCHANGE AND SUBSTITUTION AGREEMENT

This Asset Exchange and Substitution Agreement (the “Agreement”) is dated as of April 24, 2006, and is by and among Universal Health Realty Income Trust, a Maryland real estate investment trust (the “Trust”), and Universal Health Services, Inc., a Delaware corporation and certain of its wholly-owned subsidiaries (“UHS”).

W I T N E S S E T H:

WHEREAS, the Trust currently owns the property described in Exhibit A hereto, which property constitutes the real property comprising Chalmette Medical Center (“Chalmette”), located in Chalmette, Louisiana, other than the certain capital additions to Chalmette that are owned by UHS (the “Trust Property”);

WHEREAS, the Trust Property was leased by the Trust, as lessor, to Chalmette Medical Center, Inc., a Louisiana corporation f/k/a UHS of De La Ronde, Inc. (“CMC”), a wholly-owned subsidiary of UHS, as lessee, pursuant to that certain lease dated March 24, 1988 (the “Lease”), which Lease incorporates the terms and conditions of that certain Master Lease Document, General Terms and Conditions, dated December 24, 1986, by and among the Trust and certain wholly-owned subsidiaries of UHS, together with all amendments thereto (the “Master Lease”);

WHEREAS, during the third quarter of 2005, the Trust Property was severely damaged and closed as a result of Hurricane Katrina and the medical center located thereon was rendered Unsuitable for its Primary Intended Use, as such phrase is defined in the Master Lease;

WHEREAS, in accordance with the terms of Section 14.2 of the Master Lease, and as part of an overall evaluation of certain other leases between subsidiaries of UHS and the Trust, UHS has elected to exchange and substitute new properties pursuant to and in accordance with the provisions of Article XXII of the Master Lease rather than restore the Trust Property or simply purchase the Trust Property from the Trust for cash;

WHEREAS, independent appraisals were obtained by the Trust and UHS which indicated that the pre-Hurricane Katrina fair market value of the Trust Property was $23,965,000, including the fair market value of the land, which was appraised for approximately $2.6 million;

WHEREAS, the Trust currently owns the real property comprising Southwest Healthcare System- Inland Valley Campus, The Bridgeway and Wellington Regional Medical Center, other than the certain capital additions to such properties, and leases such properties to subsidiaries of UHS;

WHEREAS, the property described in Exhibit B hereto, which property consists solely of the certain capital additions located at the Southwest Healthcare System- Inland Valley Campus, The Bridgeway and Wellington Regional Medical Center (such capital additions at the respective properties are collectively the “UHS Property”) will be transferred to UHT by the respective owners, each wholly-owned subsidiaries of Universal Health Services, Inc.;

WHEREAS, UHS is the current owner of the UHS Property;

WHEREAS, certain capital additions are underway at Southwest Healthcare—Inland Valley Campus but not yet completed and UHS desires to complete them for the benefit of the Trust;

WHEREAS, the Trust has agreed to accept (1) $2.6 million of assets of The Bridgeway in exchange for the Chalmette land (the “Exchange”), (2) the remaining assets of the UHS Property in substitution for the Trust Property (the “Substitution”) and (3) to pay an amount in cash equal to the value of the UHS Property transferred pursuant to the Exchange and Substitution upon the completion of the capital additions at Southwest Healthcare System- Inland Valley Campus in excess of the $23,965,000 fair market value of the Trust Property (the “Payment”), in full and complete satisfaction of the obligations of UHS under Article XXII of the Master Lease, and UHS desires to effect the Exchange, Substitution and Payment;

WHEREAS, the Trust intends to structure the Exchange herein contemplated as a like-kind exchange of property under the provisions of Section 1031 of the Internal Revenue Code of 1986, as amended (the “IRC”);

WHEREAS, the Trust intends to structure the Substitution herein contemplated as a receipt of proceeds as a result of an involuntary conversion under the provisions of Section 1033 of the IRC; and

WHEREAS, in connection with the Exchange and Substitution, UHS desires that the Trust terminate the Lease, in accordance with the terms thereof.

NOW, THEREFORE, in consideration of the mutual premises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

EXCHANGE AND SUBSTITUTION OF ASSETS AND TERMINATION OF LEASE

Section 1.1 As soon as is practicable, on such date agreed to by the parties hereto (the “Closing Date”), subject to the terms and conditions of the Agreement, the Trust agrees to convey to UHS good and marketable fee simple title to the Trust Property, free and clear of all liens and encumbrances except for Permitted Encumbrances (as hereinafter defined) and the Trust will terminate the Lease. Contemporaneously therewith, subject to the terms of this Agreement, UHS agrees to convey to the Trust, in exchange and substitution for the Trust Property and the Payment, good and marketable title to the UHS Property, free and clear of all liens and encumbrances except for Permitted Encumbrances. “Permitted Encumbrances” shall mean (a) liens, if any, for taxes, assessments and governmental charges not yet due and payable or delinquent, and (b) such other matters affecting the Trust Property or the UHS Property as UHS or the Trust may respectively approve. In addition thereto, after the Closing Date, on such date and time as may be designated by the parties hereto, the Trust shall deliver the Payment to UHS by check, wire transfer, or such other form of payment as may be mutually agreed upon by the parties hereto upon the substantial completion of the capital additions at Southwest Healthcare System-Inland Valley Campus as certified by HKS Architects, the architects retained by UHS to design and review the construction of such capital additions (the “Architects”).

Section 1.2 On the Closing Date, the Trust shall duly deliver an executed and acknowledged special warranty deed to the Trust Property and assignments of any leases and Permits (as hereinafter defined) held by the Trust as owner of the Trust Property (collectively, the “Trust Deed”). Contemporaneously therewith, UHS shall duly deliver an executed and acknowledged special warranty deed to the UHS Property and assignment of any Permits held by UHS as owner of the UHS Property. “Permits” means all assignable permits, consents, approvals, franchises, leases, conditional use permits and other certificates, including certificates of occupancy or any other governmental approvals or authorizations necessary to permit the use of the Trust Property or the UHS Property, as the case may be, in accordance with the terms hereof. Notwithstanding anything to the contrary contained herein, including Sections 1.6 and 4.1 hereof, on the Closing Date, the Trust shall deliver the Trust Deed to UHS, duly registered in the name of UHS.

Section 1.3 The conveyance of the Trust Property and the UHS Property shall include the conveyance of all of the Trust’s and of UHS’ respective right, title and interest in and to all leases, Permits and warranties and in and to all Fixtures, as defined in the Lease, and, with respect to the Trust Property, all insurance proceeds, but shall not include any other furniture, equipment, inventory and other items of personal property owned by the Trust or UHS, as the case may be, and located or used in or in connection with the operation of Chalmette Medical Center or at Southwest Healthcare—Inland Valley Campus, The Bridgeway and Wellington Regional Medical Center, respectively, or any Permits relating to the use of the Trust Property or the UHS Property, respectively, other than those required to be held by the owner of the Trust Property or the UHS Property, as the case may be, all of which are and shall remain the property of the Trust or UHS, as the case may be.

Section 1.4 On the Closing Date, the Trust shall prepare a short form memorandum regarding termination of the Lease, duly executed and acknowledged to be duly recorded or filed for recordation in the manner required by the laws of St. Bernard Parish, State of Louisiana.

Section 1.5 As of the Closing Date, there shall be no adjustment of real or personal property taxes, assessments, water charges, ground rents, utilities or for premiums on existing insurance policies or any other items relating to the operation of the Trust Property, it being understood by the parties that CMC as lessee under the Lease was obligated to pay the same under the terms of the Lease and shall remain obligated to pay the same.

Section 1.6 On the Closing Date, the Trust and UHS shall respectively transfer, and UHS and the Trust shall respectively take title to, the Trust Property and the UHS Property in their present physical condition, subject to the completion of the Southwest Healthcare System-Inland Valley Campus capital additions by UHS and subject to reasonable use, wear and tear between the date hereof and the Closing Date without any warranty whatsoever, express or implied, as to its condition, habitability, or fitness for any particular purpose; and the Trust and UHS hereby waive any of the same.

Section 1.7 UHS expects to complete the capital additions at Southwest Healthcare System-Inland Valley Campus, described in Exhibit B hereto on or before December 31, 2006. Upon substantial completion of the capital additions as certified by the Architects, the Trust shall deliver the Payment as set forth in Section 1.1. If UHS fails to timely complete such capital additions, UHS shall offer to either, subject to the approval of the Trust, provide alternative substitution property or pay to the Trust an amount in cash equal to the substitution value of the capital addition as determined by the Architects.

Section 1.8 The Trust intends to structure (a) the Exchange herein contemplated as a like-kind exchange of property under the provisions of Section 1031 of the IRC, and (b) the Substitution herein contemplated as an involuntary receipt of proceeds under the provisions of Section 1033 of the IRC. UHS agrees to cooperate with the Trust, when requested, to structure these transactions in such manner, including, without limitation, the execution of any documents, including an amendment to the Agreement, if required, provided that such actions will not require UHS to incur any additional costs, liability or expense, and UHS is held harmless against any liability arising because of the intended like-kind exchange or substitution, or any challenge to or failure of these transactions to qualify for such treatment.

ARTICLE II

CLOSING

Section 2.1 The closing shall be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 on the Closing Date or at such other place and at such other time as shall be mutually agreed upon by the parties.

ARTICLE III

CONDITIONS TO THE OBLIGATION OF THE TRUST TO CLOSE

The obligations of the Trust hereunder are subject to the conditions set forth in this Article III.

Section 3.1 As of the Closing Date, the UHS Property shall have been transferred to the Trust, in accordance with the terms and conditions of this Agreement, and the representations and warranties made in this Agreement and in any certificates delivered pursuant hereto by UHS shall be true and correct on and as of the Closing Date and all the covenants made by UHS herein shall have been complied with on or prior to the Closing Date, and the Trust shall have received a certificate, dated the Closing Date, of an executive officer of UHS to that effect.

Section 3.2 On or prior to the Closing Date, KPMG LLP shall have furnished its written opinion that addresses the certain items set forth in Section 22.1(d) of the Master Lease.

Section 3.3 All proceedings in connection with the transactions contemplated herein and all documents and certificates incident thereto shall be satisfactory in form and substance to the Trust. The Trust shall have received such other documents and certificates incident to the transaction as the Trust shall reasonably request.

ARTICLE IV

CONDITIONS TO THE OBLIGATION OF UHS TO CLOSE

The obligations of UHS hereunder are subject to the conditions set forth in this Article IV.

Section 4.1 As of the Closing Date, the Trust Property shall have been transferred to UHS, in accordance with the terms and conditions of the Agreement, and the representations and warranties made in the Agreement and in any certificates delivered pursuant hereto by the Trust shall be true and correct on and as of the Closing Date and all the covenants made by the Trust herein shall have been complied with on or prior to the Closing Date, and UHS shall have received a certificate, dated the Closing Date, of an executive officer of the Trust to that effect.

Section 4.2 On the Closing Date, the Lease shall terminate, provided that CMC and UHS, as guarantor under the Lease, shall remain liable for all rents or other sums to be paid by CMC under the Lease for the period up to the Closing Date and for all obligations surviving termination of the Lease in accordance with its terms.

Section 4.3 All trust and other proceedings in connection with the transactions contemplated herein and all documents and certificates incident thereto shall be satisfactory in form and substance to UHS. UHS shall have received such other documents and certificates incident to the transaction as UHS shall reasonably request.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PARTIES

Section 5.1 To induce UHS to acquire the Trust Property, the Trust represents and warrants to and agrees with UHS as to itself or the Trust Property, as follows:

Section 5.1.1 The Trust is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland with full power, authority and legal right to execute and deliver, and to perform and observe the provisions of the Agreement and all other instruments provided for herein to which it is a party and to carry out the transactions contemplated hereby.

Section 5.1.2 This Agreement has been, and on the Closing Date all other Documents (as hereinafter defined) to be delivered pursuant to this Agreement on or before the Closing Date will have been, duly authorized, executed and delivered by the Trust, as required, and constitute the valid and binding agreements of the Trust, enforceable in accordance with their terms except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. For the purposes hereof, “Documents” shall include this Agreement, the deed to the Trust Property, the assignment of the leases, Permits and warranties relating to the Trust Property and any notes, mortgages or deeds of trust or other agreements entered into by the Trust pursuant to the terms hereof.

Section 5.1.3 The Trust is a solvent entity and (a) has filed all tax returns which are required to be filed by it and (b) is not in default in the payment of any taxes levied or assessed against it or any of its assets, or under judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject which would, in each case or in the aggregate, materially and adversely affect the transactions contemplated hereby.

Section 5.1.4 No material consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery or performance of this Agreement or any of the other Documents by the Trust, or for the validity or enforceability thereof against the Trust (except those, if any, already obtained), or for the payment of any amounts by the Trust thereunder other than the recording or filing for recordation of the deed of the Trust Property, or to carry out the transactions contemplated in this Agreement or the other Documents.

Section 5.1.5 There are no actions, proceedings or investigations pending or, to the best knowledge of the executive officers of the Trust, threatened against the Trust, before or by any court, arbitrator, administrative agency or other governmental authority which are expected, in its reasonable judgment, to materially and adversely affect its financial condition or operations, or its ability to carry out the transactions contemplated in this Agreement.

Section 5.1.6 The execution and delivery of this Agreement and the Documents, compliance with the provisions thereof and the consummation of the transactions therein contemplated by the Trust, will not result in (1) any material breach or violation of (i) any material law or governmental rule or regulation applicable to the Trust now in effect, (ii) any provision of the Declaration of Trust or By-Laws of the Trust, (iii) any judgment, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon the Trust, (iv) any material agreement or instrument to which the Trust is a party or by which it or the Trust Property is bound, or (2) the creation of any material lien, claim or encumbrance (other than the Permitted Encumbrances) upon the Trust Property.

Section 5.1.7 Subject to the responsibility of CMC pursuant to the terms of the Lease, the Trust unconditionally and irrevocably indemnifies and agrees to defend and hold harmless CMC from and against any and all material damage, liability, loss, cost or expense, including, without limitation, costs and reasonable legal fees arising from (A) the placing of any lien, mortgage or other encumbrance on the Trust Property in connection with any claim asserted against the Trust; or (B) the failure of any of the Documents to be valid, binding and enforceable in accordance with the terms thereof against the Trust.

Section 5.1.8 The Trust hereby accepts the UHS Property in full and complete satisfaction of the obligations of UHS under Article XXII of the Master Lease.

Section 5.2 To induce the Trust to sell the Trust Property and to terminate the Lease, UHS represents and warrants to and agrees with the Trust as follows:

Section 5.2.1 UHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power, authority and legal right to execute and deliver, and to perform and observe the provisions of this Agreement and all other instruments provided for herein to which it is a party and to carry out the transactions contemplated hereby.

Section 5.2.2 This Agreement has been, and on the Closing Date all other Documents to be delivered pursuant to this Agreement on or before the Closing Date will have been, duly authorized, executed and delivered by UHS, as required, and constitute the valid and binding agreements of UHS, enforceable in accordance with their terms except (i) that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. For the purposes hereof, “Documents” shall include this Agreement, the assignment of the Permits and warranties relating to the UHS Property and any notes, mortgages or deeds of trust or other agreements entered into by UHS pursuant to the terms hereof.

Section 5.2.3 UHS is a solvent entity and (a) has filed all tax returns which are required to be filed by it and (b) is not in default in the payment of any taxes levied or assessed against it or any of its assets, or under judgment, order, decree, rule or regulation of any court, arbitrator, administrative agency or other governmental authority to which it may be subject which would, in each case or in the aggregate, materially and adversely affect the transactions contemplated hereby.

Section 5.2.4 No material consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery or performance of this Agreement or any of the other

Documents by UHS, or for the validity or enforceability thereof against UHS (except those, if any, already obtained), or for the payment of any amounts by UHS thereunder other than the recording or filing for recordation of the deed or other transfer documents relating to the UHS Property, or to carry out the transactions contemplated in this Agreement or the other Documents.

Section 5.2.5 There are no actions, proceedings or investigations pending or, to the best knowledge of the executive officers of UHS, threatened against UHS, before or by any court, arbitrator, administrative agency or other governmental authority which are expected, in its reasonable judgment, to materially and adversely affect its financial condition or operations, or its ability to carry out the transactions contemplated in this Agreement.

Section 5.2.6 The execution and delivery of this Agreement and the Documents, compliance with the provisions thereof and the consummation of the transactions therein contemplated by UHS, will not result in (1) any material breach or violation of (i) any material law or governmental rule or regulation applicable to UHS now in effect, (ii) any provision of the Certificate of Incorporation or By-Laws of UHS, (iii) any judgment, order or decree of any court, arbitrator, administrative agency or other governmental authority binding upon UHS, (iv) any material agreement or instrument to which UHS is a party or by which it or the UHS Property is bound, or (2) the creation of any material lien, claim or encumbrance (other than the Permitted Encumbrances) upon the UHS Property, or (3) a revocation, withdrawal, termination, or limitation on any license, consent, certificate of need, approval, eligibility or program described in Section 5.2.9.

Section 5.2.7 To the knowledge of UHS:

(i) UHS has not received any notice of any actual or claimed violation of any applicable municipal, county, state or Federal laws, regulations, ordinances, standards or orders or any municipal, health, building and zoning laws and regulations (including, without limitation, the fire safety code) where the failure to comply therewith could have a material adverse effect on the business, property, condition (financial or otherwise) or operation of the UHS Property as it is presently being operated;

(ii) to the best knowledge of UHS, there are no outstanding deficiencies or work orders of which it has received notice from any authority having jurisdiction over the UHS Property requiring conformity to any applicable statute, regulation, ordinance or bylaw pertaining to the type of facility presently being operated on the UHS Property, including but not limited to the Medicare and Medicaid Programs; and

(iii) UHS is not aware of any notice of any claim, requirement or demand of any licensing or certifying agency supervising or having authority over the UHS Property or otherwise to rework or redesign it so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof.

Section 5.2.8 UHS unconditionally and irrevocably indemnifies and agrees to defend and hold harmless the Trust from and against any and all material damage, liability, loss, cost or expense, including, without limitation, costs and reasonable legal fees arising from (A) the placing of any lien, mortgage or other encumbrance on the UHS Property in connection with any claim asserted against the Trust; or (B) the failure of any of the Documents to be valid, binding and enforceable in accordance with the terms thereof against UHS.

Section 5.2.9 The UHS Property is duly and properly licensed under all applicable Federal, state and local laws, ordinances and regulations and in conformance with all insurance requirements, and holds all other consents, certificates of need and approvals issued, and has satisfied all eligibility and other similar requirements imposed, by hospital, health or similar regulatory bodies, administrative agencies or other governmental bodies, agencies or officials, or that relate to private or governmental programs for the reimbursement or payment of health care costs. There is no action pending or, to the best of UHS’ knowledge, recommended or threatened by the appropriate state or Federal agency having jurisdiction thereof, either to revoke, withdraw or suspend any license to operate the UHS Property nor is there any decision or threat not to renew any provider agreement related to the UHS Property, or any action of any other type which would have a material adverse effect on the UHS Property, its operations or business.

Section 5.2.10 The capital additions at Southwest Healthcare System-Inland Valley Campus are being constructed in accordance with the plans and design of the Architects.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Except as otherwise provided by the same, all agreements, representations and warranties made by the Trust and UHS herein and in all certificates and other instruments delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement for a period of three years from the Closing Date.

Section 6.2 All notices, demands and other communications hereunder shall be in writing and delivered, telegraphed or mailed (by first class registered or certified mail, postage prepaid or by overnight courier service) addressed as follows:

(a)	If to the Trust:

Universal Health Realty Income Trust

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, PA 19406-0958

Attention: Chief Financial Officer

with a copy to:

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, NY 10103

Attention: Warren J. Nimetz

(b)	if to UHS:

Universal Health Services, Inc.

Universal Corporate Center

367 South Gulph Road

P.O. Box 61558

King of Prussia, PA 19406-0958

Attention: President

or to such other address as may hereafter be designated by any party for such other purpose, and shall be effective upon receipt if hand delivered or delivered by overnight courier or upon the expiration of the fifth business day after the day of mailing.

Section 6.3 This Agreement shall be binding upon the Trust and UHS, and their respective successors and assigns. The rights and obligations of any party hereto under this Agreement may not be assigned by any party hereto without the prior written consent of each of the parties hereto.

Section 6.4 This Agreement, together with the other Documents, the Exhibits hereto and such other documents as are referred to herein, constitute the entire agreement of the parties in respect of the subject matter described herein, and may not be changed or modified except by an agreement in writing signed by the parties.

Section 6.5 This Agreement may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument.

Section 6.6 In the event any provision of this Agreement is deemed to be invalid, illegal or unenforceable, the remainder of the Agreement shall be valid and enforceable.

Section 6.7 If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action in addition to any other relief to which it or they may be entitled.

Section 6.8 THE DECLARATION OF TRUST ESTABLISHING UNIVERSAL HEALTH REALTY INCOME TRUST, FILED AUGUST 6, 1986, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE “DECLARATION”), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME “UNIVERSAL HEALTH REALTY INCOME TRUST,” REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY; AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

Section 6.9 All costs and expenses of consummating the transactions contemplated by this Agreement shall be paid for by UHS. The costs and expenses payable by UHS shall include, but not be limited to, (i) all taxes, including, without limitation, documentary transfer taxes, documentary stamp taxes, mortgage taxes, intangible taxes, sales and similar taxes applicable to the transactions contemplated herein together with interest and penalties, if any, thereon, but excluding any income taxes of the Trust, (ii) all legal fees and disbursements of counsel to UHS incurred in connection with the preparation of this Agreement and the transactions contemplated hereby and (iii) all costs and charges related to recording fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written by their respective duly authorized officers.

UNIVERSAL HEALTH REALTY INCOME TRUST

By:	/s/ Cheryl K. Ramagano
Cheryl K. Ramagano, Vice President

UNIVERSAL HEALTH SERVICES, INC.

By:	/s/ Steve Filton
Steve Filton, Senior Vice President and Chief Financial Officer

UNIVERSAL HEALTH SERVICES OF RANCHO SPRINGS, INC.

By:	/s/ Steve Filton
Steve Filton, Vice President

THE BRIDGEWAY, INC.

By:	/s/ Steve Filton
Steve Filton, Vice President

WELLINGTON REGIONAL MEDICAL CENTER INCORPORATED

By:	/s/ Steve Filton
Steve Filton, Vice President

Exhibit A

CHALMETTE MEDICAL CENTER

The property is located at 9001 Patricia Street, Chalmette, LA 70043 and contains 10.0 acres, including an estimated 1.5 acres of excess land. The property is rectangular-shaped and has 565.12 feet of frontage on the north side of Patricia Street, and 492.6 feet of frontage on the east side of De LaRone Street (formerly Village Square Road).

Chalmette Medical Center, which was previously located on the property, formerly consisted of 99,706 square feet, including a 1,590 square foot MRI building and drive-under canopy. The original 64,233 hospital was constructed in 1981. A 5,368 square foot ER/radiology addition was completed in 1990 and a 2,925 square foot ICU addition was added in 1992. A 20-bed, 25,590 square foot medical and surgery wing was added in 1998.

Exhibit B

SOUTHWEST HEALTHCARE SYSTEM – INLAND VALLEY CAMPUS

The capital addition to the Inland Valley Campus will expand capacity by adding a second story to the hospital primarily consisting of 44 new medical/surgical beds and an ICU expansion. The planned expansion consists of 3,462 square feet on the first floor, and 20,522 square feet on the second floor, for a total of 23,984 square feet. The center core of the first floor will consist of a mechanical room, electrical equipment room, and a refrigerated body holding area. The remaining area of the first floor will consist of covered parking. The second floor will house 44 new beds, which will connect via an enclosed second floor bridge to the current 2-west med/surg unit. The total cost of this capital addition is expected to be $12,160,000 and it is expected to be completed in the fourth quarter of 2006.

THE BRIDGEWAY

The capital addition to The Bridgeway was a two story, 20,000 square foot freestanding psychiatric unit, which includes 14 semi-private rooms for a total of 28 additional patient beds. The total cost of this project was $4,071,823 and it was completed January 1, 2005.

WELLINGTON REGIONAL MEDICAL CENTER

The capital addition to Wellington Regional Medical Center was a bed tower expansion including eight ICU beds, six beds of NICU, conversion of 24 semi-private rooms to private, the conversion of seven LDRP rooms to LDR and the addition of ten observation beds. The total cost of this project was $8,925,718 and it was completed April 1, 2004.